Exhibit 3.2

BYE-LAWS OF

MF GLOBAL LTD.

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	ARTICLE IX

	ACCOUNTS

Section 9.1.	Books of Account	47
Section 9.2.	Financial Year End	48

	ARTICLE X

	AUDITOR AND AUDITS

Section 10.1.	Appointment of Auditor	48
Section 10.2.	Remuneration of Auditor	49
Section 10.3.	Access to Records	49
Section 10.4.	Financial Statements	49
Section 10.5.	Distribution of Auditor’s report	49
Section 10.6.	Vacancy in the Office of Auditor	49
Section 10.7.	Duties of Auditor	50

	ARTICLE XI

	BUSINESS COMBINATIONS

Section 11.1.	Business Combinations	50

	ARTICLE XII

	VOLUNTARY WINDING-UP AND DISSOLUTION

Section 12.1.	Winding-Up	51

	ARTICLE XIII

	CHANGES TO CONSTITUTION

Section 13.1.	Changes to Bye-laws	52
Section 13.2.	Discontinuance	52

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ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.	Definitions

1.1.1	In these Bye-laws, unless the context otherwise requires, the following words and expressions shall have the following meanings, respectively:

“Act” means the Companies Act 1981 as amended from time to time.

“Auditor” includes an individual, company (to the extent permitted by the Act) or partnership appointed by the Members to serve as the auditor of the Company under the Act.

“Board” means the board of directors of the Company appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of the board of directors at which there is a quorum.

“Cause” means wilful misconduct, fraud, dishonesty, gross negligence, embezzlement or criminal conduct, or any physical or mental disability that would substantially impair the ability of a Director to function in that capacity.

“Chairman” means the chairman of the Board (if any Director is serving as such).

“Chief Executive Officer” means the chief executive officer of the Company (if any Officer is serving as such).

“Common Shares” has the meaning set forth in Section 2.1.

“Company” means MF Global Ltd., an exempted company organized and existing under the laws of Bermuda, with registration number 39998.

“Director” means a director of the Company.

“Member” means each person registered in the Register of Members as a holder of shares in the Company and, with respect to any particular shares, means the

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person so registered as the holder of such shares; provided that, when two or more persons are so registered as joint holders of shares, “Member” means, with respect to such shares, the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context may require.

“notice” means written notice as further provided in these Bye-laws unless otherwise stated.

“Officer” means the Secretary and any person appointed by the Board to hold an office in the Company while holding such office.

“Preference Shares” has the meaning set forth in Section 2.1.

“Register of Directors and Officers” means the register of Directors and Officers maintained by or on behalf of the Company.

“Register of Members” means the register of Members maintained by or on behalf of the Company.

“Resident Representative” means any person appointed to act as the resident representative of the Company while holding such position, and includes any deputy or assistant resident representative.

“Secretary” means the person appointed to perform any or all of the duties of secretary of the Company while holding such office, and includes any deputy or assistant secretary and any person appointed to perform any of the duties of the Secretary.

“Treasury Share” means a common or preference share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

Section 1.2.	Interpretation

1.2.1	In these Bye-laws, unless the context otherwise requires:

(a)	words denoting the plural number include the singular number and vice versa;

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(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	where any word or expression is defined in these Bye-laws, any other grammatical form of that word or expression has a corresponding meaning;

(d)	the words:

(i)	“may” shall be construed as permissive;

(ii)	“shall” shall be construed as imperative; and

(iii)	“including” shall be construed as inclusive without limitation (in each case notwithstanding the absence of express statements to such effect, and the presence of such express statements in some contexts and not in others shall not affect the construction of such term);

(e)	“written” or “in writing” includes any means of representing or reproducing words, figures and symbols in a visible form, whether on paper, electronically or otherwise;

(f)	words or expressions defined or explained in the Act and not otherwise defined in these Bye-laws shall have the same meaning in these Bye-laws;

(g)

any reference to any statute or statutory provision (whether of Bermuda or elsewhere) as of any time includes a reference to any modification, re-enactment or substitution of it being in force at such time and to every rule, regulation or order made under it (or under any such modification, re-enactment or substitution) as in effect at such time, and any reference to any rule, regulation or order made under any such statute or statutory

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provision as of any time includes a reference to any modification, replacement or substitution of such rule, regulation or order as in effect at such time;

(h)	references to “Articles” and “Sections” are references to Articles and Sections of these Bye-laws;

(i)	any headings contained herein are for convenience only and are in no way intended to describe, interpret, define or limit the scope or intent of these Bye-laws, and words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in these Bye-laws refer to these Bye-laws as a whole;

(j)	references to “person” include any individual, company or other business, entity or person (including any governmental or public agency or authority), whether or not recognized as constituting a separate legal entity and whether or not located in Bermuda;

(k)	references to “company” include any company, corporation, body corporate, partnership, limited liability company, trust, association or other legal entity, whether incorporated or established in Bermuda or elsewhere;

(l)	“subsidiary” and “holding company” have the same meanings set forth in section 86 of the Act, except that references in that section to a company shall have the meaning that “company” has in these Bye-laws;

(m)

the fact that any provision of these Bye-laws shall call for the Board to determine, approve, fix, establish, disapprove, refuse or authorize (or take any other similar action with respect to) any matter shall not prevent the Board from delegating its authority to take such action to any other person or persons if and to the extent permitted by Section 6.9 (in each case notwithstanding the absence of express statements to that effect, and the presence of such express statements in some contexts and not in others shall not affect the construction of such provisions), so that, for example

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and without limiting the foregoing, any such provision calling for the Board to make a determination with respect to a particular matter shall not prevent the Board from authorizing any other person or persons to make such determination if and to the extent permitted by Section 6.9;

(n)	any reference to “U.S. dollars” or “$” as of any time means the lawful coin or currency of the United States of America at such time;

(o)	any reference to “business day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close; and

(p)	any reference to “close of business” shall mean the close of business in New York City, and if any event is to occur or any act is to be performed on or prior to the close of business on any day that is not a business day in New York City, then such event shall occur or such act shall be performed on or prior to the close of business on the next business day in New York City.

ARTICLE II

SHARE CAPITAL AND SHARES

Section 2.1.	Authorized Capital

At the time of adoption of these Bye-laws, the authorized share capital of the Company consists of two classes of shares: (a) 1,000,000,000 common shares, par value $1.00 per share (the “Common Shares”), and (b) 200,000,000 preference shares, par value $1.00 per share (the “Preference Shares”).

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Section 2.2.	Rights Attaching to Common Shares

2.2.1	Rights of Common Shares. Subject to these Bye-laws, including the rights attaching to any Preference Shares, each Common Share entitles the holder thereof to:

(a)	one vote per Common Share;

(b)	share equally and ratably in such dividends, if any, as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company (whether voluntary or involuntary or whether for the purpose of an amalgamation, a reorganization or otherwise) or upon any distribution of capital, share equally and ratably in the surplus assets of the Company, if any, remaining after the liquidation preference of any issued and outstanding shares, including any Preference Shares, ranking ahead of the Common Shares; and

(d)	generally to enjoy all of the rights attaching to Common Shares.

2.2.2	Authorized and Unissued Common Shares. Any Common Shares (except Treasury Shares) that have been repurchased or otherwise acquired in any manner shall have the status of authorized and unissued Common Shares and may be reissued, in each case subject to such conditions and restrictions on issuance, if any, as the Board may determine or authorize.

Section 2.3.	Rights Attaching to Preference Shares

2.3.1

Rights of Preference Shares. The Board may authorize from time to time the issuance of Preference Shares in one or more series, and in connection therewith may establish the number of Preference Shares to be included in each such series and may determine the terms, including the designation, powers, preferences, rights, qualifications, limitations and restrictions, if any, of the Preference Shares

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of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). Without limiting the foregoing, the Board shall have the authority with respect to each series of Preference Shares to determine or authorize the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)	whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include a right to receive such dividends or distributions as may be declared on the shares of such series by the Board, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Shares or any other shares of the Company or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth and may make reference to facts or events existing outside these Bye-laws, any resolutions of the Board or any certificates evidencing shares of the Company), the form of such dividends, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

(c)	whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(d)

whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject

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to the other provisions of these Bye-laws, that each share of such series shall carry one vote, or more or less than one vote, per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of share capital of the Company);

(e)	whether that series shall have conversion or exchange privileges (including conversion into Common Shares and conversion into any shares or instruments that are liable to repurchase or redemption) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate upon the occurrence of such events as the Board shall determine;

(f)	whether or not the shares of that series shall be redeemable or repurchaseable, whether at the election of the Company or any holder or otherwise, and, if so, the terms and conditions of such redemption or repurchase, including the events permitting or requiring redemption or repurchase, the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(g)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(h)

the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional

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shares of such series or any other series), upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of, any issued shares of the Company or with respect to any other matter;

(i)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series (including the liquidation value of any shares, which may be more than the par value thereof); and

(j)	any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

2.3.2	Authorized and Unissued Preference Shares. Any Preference Shares of any series (except Treasury Shares) that have been repurchased, redeemed or otherwise acquired in any manner (whether through the operation of a sinking fund or otherwise) or that, if convertible, exchangeable or exercisable, have been converted into or exchanged or exercised for shares of any other series or class of the Company’s share capital or other securities shall have the status of authorized and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of any other series (including any new series) of Preference Shares, in each case subject to such conditions and restrictions on issuance, if any, as may be determined by the Board.

Section 2.4.	Issuance of Other Instruments.

At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities (including Preference Shares), contracts, options, warrants, receipts or other instruments evidencing, among other things, (a) any shares or other securities of the Company or any

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other person (including any Common Shares or Preference Shares), (b) any rights or obligations to purchase or otherwise acquire any such shares or other securities from the Company or any other person (upon exercise, conversion, exchange or otherwise, with or without further payment), (c) any rights or obligations to sell or otherwise convey any such shares or other securities to the Company or any other person (upon exercise, conversion, exchange or otherwise, with or without further payment) or (d) any other rights or obligations otherwise related to any such shares or other securities (including any rights or obligations whose value is linked to any such shares or other securities), in each case (a), (b), (c) and (d) having such terms, conditions and other provisions as are determined by the Board, including any conditions that preclude or limit the right or ability of any person or persons to own, acquire or offer to acquire a specified number or percentage of the issued Common Shares, other shares or related instruments or the right or ability of any transferee of any such person or persons to exercise, convert, exchange, acquire or transfer Common Shares, other shares or related instruments.

Section 2.5.	Power to Issue Shares

2.5.1	Share Issuance. Subject to these Bye-laws, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.5.2	Redeemable Preference Shares. Without limitation to the provisions of Section 2.5.1, subject to the Act, any preference shares may be issued, or converted into, shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

2.5.3

Fractional Shares. The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares, and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of the applicable whole shares, including, as

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applicable, any right to vote, to receive dividends and distributions or to participate on a pro rata basis in a winding-up, dissolution or liquidation of the Company.

2.5.4	Treasury Shares. All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company. The Company may sell or otherwise transfer Treasury Shares on such terms and conditions as the Board may determine.

Section 2.6.	Power to Alter Capital

The Company may from time to time by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit, including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

Section 2.7.	Variation of Rights Attaching to Shares

2.7.1

If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of the class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class, at which meeting the necessary quorum shall be at least two persons holding or representing by proxy at least one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred

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or other rights shall not, unless otherwise expressly provided for by the terms of issue of the shares of that class, be deemed to be varied by the creation of further shares ranking pari passu therewith.

Section 2.8.	Power of the Company to Purchase its Shares

2.8.1	Power of the Company. The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

2.8.2	Power of the Board. The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

Section 2.9.	Calls on Shares

2.9.1	Board May Make Calls. The Board may, from time to time, make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue). If moneys (or other consideration acceptable to the Board) in an amount equal to the nominal value plus any premium relating to any shares have been paid to the Company in respect of such shares, such shares shall be fully paid and shall not be subject to any call.

2.9.2	Time of Calls. A call is deemed to be made at the time when the resolution of the Board making the call is passed.

2.9.3	Notice of Call. At least fourteen (14) days’ written notice of any call shall be given to the Member upon whom the call is made, specifying the time and date of payment.

2.9.4	Manner of Payment. A Member by whom a call is payable shall pay the amount of the call to the Company at the time and place specified by the Board.

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2.9.5	Default Interest. If a call in respect of a share is not paid on or before the due date specified in the notice, the person from whom the call is payable shall pay interest on the call from the due date to the time of actual payment at such rate as the Board may determine, unless the Board waives payment of interest wholly or in part.

2.9.6	Differentiation of Time and Amount. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

2.9.7	Fixed Instalments Deemed Calls. Any amount which by the terms of allotment of a share becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for all the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and shall be payable on the date on which, by the terms of issue, the amount becomes payable. In case of non-payment, all the relevant provisions of these Bye-laws as to forfeiture, payment of interest, costs and expenses shall apply as if such amount had become payable by virtue of a duly made and notified call on the date on which such payment was due.

2.9.8	Joint Members. The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

2.9.9	Payment in Advance of Calls. The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.

2.9.10	Proceedings for Recovery of Calls. In any proceedings for recovery of a call it is sufficient to prove that:

(a)	the name of the relevant Member is entered in the Register of Members as the holder, or one of the holders, of the shares to which the call relates; and

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(b)	except in relation to any amount which, by the terms of issue of a share, is payable on allotment or at a fixed date, the resolution making the call is entered in the Company’s minute book and notice of the call has been duly given.

Proof of the matters mentioned in this Bye-law shall be conclusive evidence of the debt. It shall not be necessary to prove the appointment or qualification of any member of the Board who made the call or any other matter.

Section 2.10.	Prohibition on Financial Assistance

The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of the acquisition or proposed acquisition by any person of any shares in the Company, but nothing in this bye-law shall prohibit transactions permitted under the Act.

Section 2.11.	Forfeiture of Shares

2.11.1	Notice Requiring Payment on Call. If any Member fails to pay any call or installment of a call on the due date in respect of any share allotted to or held by such Member on the date on which payment is due, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing substantially in the form of Schedule A hereto, or such other form as the Board may authorize from time to time in lieu thereof or in addition thereto.

2.11.2	Forfeiture for Non-Payment. If the requirements of a notice provided in accordance with Section 2.11.1 are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

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2.11.3	Effect of Forfeiture. A Member whose share or shares have been so forfeited shall cease to be a Member in respect of the forfeited shares, but shall remain liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with interest at such rate as the Board may determine or authorize from the date of forfeiture until payment as well as any costs and expenses incurred by the Company in connection therewith.

2.11.4	Members May Surrender Shares. The Board may accept the surrender of any shares the forfeiture of which it is in a position to cause, on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

Section 2.12.	Share Certificates

2.12.1	Form of Share Certificates. Share certificates shall be in such form as the Board may from time to time determine or authorize, subject to the requirements of the Act.

2.12.2	Entitlement to Share Certificates. Every Member shall be entitled, upon request, to a certificate (which may but need not bear the seal of the Company or a facsimile thereof) bearing the signature of a Director or the Secretary or a person expressly authorized to sign, specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

2.12.3	Delivery of Share Certificates. The Company shall be under no obligation to complete and deliver a share certificate unless specifically requested to do so by the person to whom the shares have been allotted and then only if the Company has not previously done so, subject to Section 2.12.4. In the case of a share held jointly by several persons, delivery of a certificate in their joint names to one of several joint holders shall be sufficient delivery to all.

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2.12.4	Replacement Share Certificates. If any share certificate shall be proved to the satisfaction of the Company to have been worn out, lost, mislaid or destroyed, the Company may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

ARTICLE III

REGISTRATION OF SHARES

Section 3.1.	Register of Members

3.1.1	Register to be Kept. The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act. Any action to be taken by the Company with regard to the registration or transfer of shares may be taken by one or more agents of the Company.

3.1.2	Inspection and Closing of Register. The Register of Members shall be open to inspection without charge by any Member or its designee at the registered office of the Company on every business day at such office, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty (30) days in each year.

Section 3.2.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share (including any registered holder acting in the capacity of a depositary or nominee or in any other capacity) as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

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Section 3.3.	Transfer of Registered Shares

3.3.1	Instrument of Transfer. An instrument of transfer shall be in writing substantially in the form of Schedule B hereto, or such other form as the Board may authorize from time to time in lieu thereof or in addition thereto.

3.3.2	Signatures on Form of Transfer. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee; provided that, in the case of a fully paid up share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

3.3.3	Board May Refuse to Recognize Instrument of Transfer. The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

3.3.4	Transfers of Joint Holders. The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

3.3.5	Board May Refuse to Register Transfer. The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

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3.3.6	No Instrument of Transfer Necessary. Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

Section 3.4.	Transmission of Registered Shares

3.4.1	Transmission on Death of Member. In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, determine is properly authorized to deal with the shares of a deceased Member.

3.4.2	Evidence of Entitlement to Transmission. Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing substantially in the form of Schedule C hereto, or such other form as the Board may authorize from time to time in lieu thereof or in addition thereto.

3.4.3	Board May Refuse to Register Transmission. On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

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3.4.4	Transmission on Death of a Joint Member. Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ARTICLE IV

DIVIDENDS AND CAPITALIZATION

Section 4.1.	Dividends

4.1.1	Power to Authorize Dividends. Subject to these Bye-laws and in accordance with the Act, the Board may declare a dividend to be paid to the Members in proportion to the number of shares held by them, and such dividend may be paid wholly or partly in cash or any other form of consideration the Board may determine.

4.1.2	Fixing of Record Date for Dividends. The Board may fix any date as the record date for determining the Members entitled to receive any dividend. If no record date is fixed, the record date for determining Members for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

4.1.3	Entitlement to Dividends. The Board may declare and make such other distributions (in cash or in any other form of consideration) to the Members as may be lawfully made out of the assets of the Company.

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4.1.4	Proportionate Dividends. The Company may pay dividends in respect of a share in proportion to the amount paid to the Company in satisfaction of the liability of the Member in respect of the share under these Bye-laws or under the terms of issue of the share.

4.1.5	No Interest on Dividends. Subject to the rights of holders of any shares, the Company is not liable to pay interest in respect of any dividend or distribution.

4.1.6	Form of Payment. Any dividend or other moneys payable in respect of a share may be paid by check or warrant sent through the post directed to the address of the Member in the Register of Members (in the case of joint Members, the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members), or, if the Company so agrees, by direct transfer to such bank or other account as such Member may direct, or in such other manner as the Company and such Member may agree upon. Every such check shall be made payable to the order of the person to whom it is sent or, if the Company so agrees, to such persons as the Member may direct. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby. If two or more persons are registered as joint holders of any shares, then any one of them can receive any dividend paid in respect of such shares, and receipt by either one of them shall be sufficient to discharge the Company’s duties in respect of such dividend.

4.1.7	Deductions of Amounts Due. The Company may deduct from the dividends or distributions payable to any Member (either alone or jointly with another) any amount which is due and payable by the Member to the Company on account of calls or otherwise in relation to any shares held by such Member.

4.1.8

Unclaimed Dividends. Any dividend or other money payable in respect of a share which has remained unclaimed for more than one year from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. Any unclaimed dividend or other money payable

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in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. The Company shall not be a trustee in respect of any such payment.

4.1.9	Termination of Dividends. The Company shall be entitled to cease sending dividend checks and warrants by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Section 4.1.9 in respect of any Member shall cease if the Member claims a dividend or cashes a dividend check or warrant.

4.1.10	Power to Set Aside Profits. The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

Section 4.2.	Capitalization

4.2.1	The Board may capitalize any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid up bonus shares on a pro rata basis (except in connection with the conversion of shares of one class to shares of another class) to the Members.

4.2.2	The Board may capitalize any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid-up shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

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ARTICLE V

MEETINGS OF MEMBERS

Section 5.1.	Annual General Meetings

The annual general meeting of the Company shall be held in each year (other than the year of incorporation) at such time and place as the Chairman or the Board shall appoint.

Section 5.2.	Special General Meetings

The Chairman or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary, in each case at such time and place as the Chairman or the Board shall appoint.

Section 5.3.	Requisitioned General Meetings

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

Section 5.4.	Member Proposals

5.4.1	Notice Requirements. Subject to any other requirements of applicable law, if a Member desires to submit a proposal (including any amendment to a proposal of the Company or any other person) for consideration at an annual general meeting or special general meeting, the provisions of the Act shall apply and written notice of the proposal, as described in Section 5.4.2, must be given and received by the Secretary in the following manner:

(a)

in the case of an annual general meeting, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in

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the event that the date of the annual general meeting (excluding any adjournment of an annual general meeting) is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Member to be timely must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to such annual general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual general meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual general meeting commence a new time period for the giving of a Member’s notice as described above; and

(b)	in the case of a special general meeting, not later than the close of business on the fifth (5th) day following the day on which notice of the special general meeting is given to the proposing Member or on which the special general meeting is first publicly announced, whichever occurs first (but in no event later than the close of business on the business day before the meeting). In no event shall the public announcement of an adjournment of a special general meeting commence a new time period for the giving of a Member’s notice as described above.

5.4.2

Content of Notice. To be in proper written form, a notice given to the Secretary pursuant to Section 5.4.1 must set forth as to each matter such Member proposes to bring before the general meeting: (i) a brief description of the business desired to be brought before the general meeting and the reasons for conducting such business at the general meeting; (ii) the name and record address of such Member; (iii) the class or series and number of shares that are registered in the name of such Member; (iv) a description of all arrangements or understandings between such Member and any other person or persons (including their names) in connection with the proposal of such business by such Member and any material

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interest of such Member in such business; and (v) a representation that such Member intends to appear in person or by representative at the general meeting to bring such business before the general meeting.

5.4.3	Refusal to Acknowledge a Proposal. The chairman of the annual general meeting or special general meeting shall refuse to acknowledge a Member proposal (including any amendment to a proposal of the Company or any other person) not made in compliance with the procedure set forth in Section 5.4, and any such proposal not made in compliance with such procedure or for any other reason not properly brought before the meeting shall not be considered.

Section 5.5.	Notice of General Meetings to Members

5.5.1	Notice of Annual General Meeting. At least ten (10) days’ notice of an annual general meeting shall be given to the Members entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat and, to the extent practicable, the other business to be considered at the meeting.

5.5.2	Notice of Special General Meeting. At least five (5) days’ notice of a special general meeting shall be given to the Members entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and, to the extent practical, the business to be considered at the meeting.

5.5.3	Fixing of Record Date for Meetings. The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

5.5.4	Short Notice. A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed (a) in the case of an annual general meeting, by all the Members entitled to attend and vote thereat; and (b) in the case of a special general meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat.

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5.5.5	Accidental Omission of Notice. The accidental or unintended omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

Section 5.6.	Giving Notice and Access

5.6.1	Delivery of Notice. A notice may be given by the Company to a Member: (a) by delivering it to such Member in person; (b) by sending it by letter mail or courier to such Member’s address in the Register of Members; (c) by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose; or (d) in accordance with Section 5.6.4.

5.6.2	Notice to Joint Members. Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

5.6.3	Notice Deemed Given. Any notice (save for one delivered in accordance with Section 5.6.4) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or transmitted by electronic means.

5.6.4

Member Consent to Access. Where a Member indicates his consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, the Board may deliver such information or documents by notifying the Member of their availability and

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including therein the address of the website, the place on the website where the information or document may be found and instructions as to how the information or document may be accessed on the website.

5.6.5	Deemed Service to Members. In the case of information or documents delivered in accordance with Section 5.6.4, service shall be deemed to have occurred when (a) the Member is notified in accordance with Section 5.6.4; and (b) the information or document is published on the website.

5.6.6	No Obligation to Send Notice. The Company shall be under no obligation to send a notice or other document to the address shown for any particular Member in the Register of Members if the Board considers that the legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange in, the territory in which that address is situated are such that it is necessary or expedient not to send the notice or document concerned to such Member at such address and may require a Member with such an address to provide the Company with an alternative acceptable address for delivery of notices by the Company.

Section 5.7.	Postponement or Cancellation of General Meeting

The Chairman or the Chief Executive Officer (if any) may, and the Secretary on instruction from the Chairman or the Chief Executive Officer (if any) shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws); provided that notice of postponement or cancellation is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to the Members in accordance with these Bye-laws.

Section 5.8.	Attendance and Security at General Meetings

5.8.1	Electronic Participation in Meetings. Members may participate in any general meeting by such electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

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5.8.2	Security at Meetings. The Board may, and at any general meeting the chairman of the meeting may, make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting, including requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting the chairman of the meeting, are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

Section 5.9.	Quorum at General Meetings

5.9.1	Quorum. Except as otherwise may be provided by these Bye-laws, a quorum for a meeting of Members is at least two Members (or the sole Member if there is only one) present in person or by proxy who have the right to attend and vote at the meeting and hold shares representing more than 50% of the votes that may be cast by all Members (whether or not so present) having the right to attend and vote at such meeting.

5.9.2	Lack of Quorum. If a quorum is not present within 30 minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the commencement of a meeting a quorum is not present:

(a)	in the case of a general meeting convened on the requisition of Members, the meeting shall be deemed cancelled; and

(b)	in the case of any other general meeting, the meeting shall be adjourned to the same day in the following week at the same time and place, or to such other date, time and place as the Board or chairman of the meeting may determine; provided that, in the case of any special general meeting not convened on the requisition of Members, the Board or chairman of the meeting may instead elect that the meeting shall be deemed cancelled.

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Section 5.10.	Chairman to Preside at General Meetings

The Chairman shall preside as chairman at every general meeting of the Company or of any class of Member (provided that the Board may designate another Director to preside as chairman at every or any particular general meeting or meetings in lieu of the Chairman). If there is no Chairman (or designated Director), or if at any meeting the Chairman (or designated Director) is not present or is unwilling to act as chairman of the meeting, the Directors present shall appoint one of those Directors who is willing to act as chairman of the meeting or, if only one Director is present, he or she shall preside as chairman, if willing to act. If none of the Directors present is willing to act as chairman, the Director or Directors present may appoint any Officer who is present and willing to act as chairman. In default of any such appointment, the persons present and entitled to vote at the meeting shall elect any Officer who is present and willing to act as chairman or, if no Officer is present or if none of the Officers present is willing to act as chairman, one of their number to be chairman.

Section 5.11.	Voting on Resolutions

5.11.1	Right to Vote. A Member may exercise the right to vote either in person or by proxy. Except as otherwise provided by the Act or these Bye-laws, any question proposed for the consideration of the Members at any general meeting other than the election of directors, shall be decided by the affirmative votes of a majority of votes cast by those Members entitled to vote and voting on such question, in accordance with the provisions of these Bye-laws. In the case of an equality of votes the resolution shall fail.

5.11.2	No Right to Vote. No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

5.11.3	Manner of Vote. At any general meeting, a resolution put to the vote of Members at the meeting shall, in the first instance, be voted upon by a show of hands and,

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subject to these Bye-laws and any rights or restrictions that at that time are lawfully attached to any class of shares, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

5.11.4	Member Voting in Electronic Participation. In the event that a Member participates in a general meeting by telephone or electronic means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.

5.11.5	Amendments Out of Order. At any general meeting, if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

5.11.6	Evidence of Vote. At any general meeting, a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

Section 5.12.	Power to Demand a Vote on a Poll

5.12.1	Right to Demand a Vote on Poll. Notwithstanding the foregoing, with regard to any resolution put to a vote of Members at a general meeting, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than 10% of the total voting rights of all the Members having the right to vote at such meeting on such matter; or

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(d)	any Member or Members present in person or represented by proxy and holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than 10% of the total amount paid up on all such shares conferring such right.

5.12.2	How Votes May Be Given on a Poll. Where a poll is demanded:

(a)	votes may be given either in person or by proxy;

(b)	votes shall be counted according to the votes attached to the shares of each Member present in person or by proxy and voting in respect of those shares; and

(c)	a Member need not cast all the votes to which the Member is entitled and need not exercise in the same way all the votes that the Member casts.

5.12.3	When a Poll Shall Be Taken. A poll demanded on the election of a chairman of a meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman of the meeting may direct, and any other business, other than that upon which a poll has been demanded, may proceed pending the taking of the poll.

5.12.4	Resolution of a Meeting by Poll. Where a vote is taken by poll, such poll shall be taken in such manner as the chairman directs and the result of the poll is deemed to be a resolution of the meeting at which the poll is demanded.

Section 5.13.	Voting by Joint Holders of Shares

Where two or more persons are registered as joint holders, the vote of the Member named first in the Register of Members and voting on the matter (whether in person or by proxy) must be accepted to the exclusion of the votes of the other joint holders.

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Section 5.14.	Instrument of Proxy

5.14.1	Power to Appoint a Proxy. A Member may appoint one or more persons as his proxy, with or without the power of substitution, to vote on behalf of the Member in respect of all or a portion of the shares held by the Member at a general meeting (including an adjourned meeting). A proxy need not be a Member and is entitled to attend and be heard at the meeting, and to demand or join in demanding a poll, as if the proxy were the Member.

5.14.2	Method of Appointment of Proxy. A proxy shall be appointed by: (a) an instrument appointing a proxy in writing in substantially the form attached as Schedule D hereto, or such other form as the Board may authorize from time to time in lieu thereof or in addition thereto, or (b) such telephonic, electronic or other means as the Board may authorize from time to time.

5.14.3	Notice of Appointment of Proxy. The instrument appointing a proxy must be received by the Company at the registered office or at such other place or in such manner, and at such time, as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner and at a time so permitted shall be invalid.

5.14.4	Appointment of Multiple Proxies. A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares, and multiple proxies may vote differently. Only one proxy may be appointed for each share.

5.14.5	Validity of Proxy. The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

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Section 5.15.	Representation of CorporateMember

5.15.1	Appointment of Representatives. As contemplated by Section 78 of the Act, a corporation which is a Member may appoint any person (or two or more persons in the alternative) as its representative, with or without the power of substitution, to represent it and vote on its behalf in respect of all or some of the shares held by that Member at any general meeting (including an adjourned meeting), and such corporate representative may exercise the same powers on behalf of the corporation he represents as that corporation could exercise if it were an individual Member, including the appointment of one or more proxies.

5.15.2	Requirement of Assurances as to Proxy. Notwithstanding the foregoing, the chairman of the meeting may require and accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a company which is a Member.

Section 5.16.	Adjournment of General Meeting

5.16.1	Power to Adjourn. The chairman of any general meeting at which a quorum is present may, with the consent of Members holding a majority of the voting rights of those Members present in person or represented by proxy at the meeting, adjourn the meeting from time to time and from place to place.

5.16.2	Reasons for Adjournment. In addition, the chairman of the meeting may adjourn the meeting to another time and place without such consent or direction from the Members if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present;

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

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5.16.3	Notice of Adjourned Meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

Section 5.17.	Written Resolutions

5.17.1	Unanimous Written Consent. Subject to the following, anything that may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by (or in the case of a Member that is a company, on behalf of) all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution. Subject to Section 5.17.6, no such written resolution shall be effective unless it is signed by (or on behalf of) all such Members and such Members are acting with respect to all of the shares they hold.

5.17.2	Counterparts. A resolution in writing may be signed by (or in the case of a Member that is a company, on behalf of) all the Members, or all the Members of the relevant class thereof, in as many counterparts as may be necessary.

5.17.3	Validity of Written Resolution. A resolution in writing made in accordance with this Section 5.17 is as valid as if it had been passed by the Company at a general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

5.17.4	Written Resolutions to Constitute Minutes. A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

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5.17.5	Inapplicability of Written Resolutions. This Section 5.17 shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

5.17.6	Preference Shares. Any matter as to which the Members of one or more series of Preference Shares are entitled to vote as a separate class may be approved and passed by written resolution when it is signed by (or in the case of a Member that is a company, on behalf of) the Members who at the date of the passing of the resolution represent such majority of votes as would be required to adopt the resolution if the resolution was voted on at a meeting of Members at which all Members entitled to attend and vote on the resolution at such meeting were so present and voting.

5.17.7	Date of Written Resolution. For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a company, on behalf of) the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

Section 5.18.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

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ARTICLE VI

DIRECTORS AND OFFICERS

Section 6.1.	Election of Directors

6.1.1	Number of Directors. The Board shall consist of such number of Directors, not fewer than three (3), as the Board may from time to time determine in its sole discretion, up to a maximum of fifteen (15) Directors. Each Director shall have one vote on matters considered by the Board.

6.1.2	Nomination of Directors for Election. No person may be elected as a Director unless such person has first been nominated for such election by the Board. This Section 6.1.2 applies with respect to every person proposed for election as a Director (including any person proposed by a Member pursuant to Section 5.4), whether such person is proposed to be elected at a general meeting or by a written resolution of Members.

6.1.3	Election of Directors by Members. Subject to these Bye-laws, Directors shall be elected at an annual general meeting of Members by the affirmative votes of a plurality of votes cast by those Members entitled to vote and voting on the election of Directors at the meeting. Where the number of persons validly proposed for election or re-election as a Director is greater than the number of Directors to be elected, the persons receiving the most votes cast in the election (up to the number of Directors to be elected) shall be elected as Directors. An absolute majority of the votes cast at a meeting shall not be a prerequisite to the election of any such Director.

Section 6.2.	Term of Office of Directors

Each Director elected at an annual general meeting (or prior to the first annual general meeting) shall hold office until the next annual general meeting and until his successor is elected or until his earlier resignation, removal or other vacation of office.

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Section 6.3.	No Alternate Directors

Directors are not entitled to appoint alternate directors.

Section 6.4.	Removal of Directors

Members may remove a Director only for Cause at a special general meeting convened and held in accordance with these Bye-laws and only by a resolution of the Members that is approved by the affirmative votes of 66 2/3% of all shares entitled to vote thereon, whether or not represented and voting at the meeting; provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement to that effect and be served on such Director not less than fourteen (14) days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

Section 6.5.	Vacancy in the Office of Director

6.5.1	Vacation of Office. The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited by law from being a Director;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by notice to the Company.

6.5.2	Power to Fill Vacancies. Vacancies on the Board, whether created by an increase in the number of Directors or resulting from the death, disability, resignation, disqualification or removal of any Director or from any other cause, shall be filled only by the affirmative vote of a majority of the total number of Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director appointed by the Board to fill a vacancy shall hold office until the next annual general meeting and until his successor is elected, or until his earlier resignation, removal or other vacation of office.

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Section 6.6.	Remuneration of Directors

Each Director shall be entitled to receive such fees and other remuneration (which may include a participation in profits or an interest in shares) for services as a Director, if any, as the Board may from time to time determine. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings or in connection with the business of the Company or their duties as Directors generally. Remuneration of Directors need not be identical and may take account of the varying services rendered by the respective Directors, including services rendered as Chairman or lead Director (if any), as a chairman or member of one or more Board committees or in any other capacity. The Board may determine that any Director who also serves as an Officer or employee of the Company shall receive full, reduced or no remuneration for services rendered as a Director in addition to any remuneration received for services rendered as an Officer or employee of the Company.

Section 6.7.	Defect in Appointment

All acts done in good faith by the Board, any Director, any committee appointed by the Board or any member of such a committee, or by any person to whom the Board or any such committee may have delegated any of its powers, shall, notwithstanding that it be afterwards discovered that there was some defect in the election or appointment of, or delegation to, any such body or person, or that any of them were disqualified, be as valid as if every such body or person had been duly elected or appointed, or acting pursuant to a proper delegation, and was qualified to act in the relevant capacity.

Section 6.8.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

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Section 6.9.	Powers of the Board of Directors

Without limiting the generality of Section 6.8, the Board may:

(a) appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b) exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c) appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d) appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e) by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

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(f) procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g) delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h) delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i) present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j) in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k) authorize any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

Section 6.10.	Officers

The Officers shall consist of a Secretary and such additional Officers as the Board may determine from time to time, all of whom shall be deemed to be Officers for the purposes of these Bye-laws.

Section 6.11.	Appointment of Officers

The Secretary (and additional Officers, if any) shall be appointed by the Board from time

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to time, and any one or more Officers may also be elected or appointed as a Director pursuant to these Bye-laws. Any person appointed as an Officer pursuant to these Bye-laws shall hold office for such period and on such terms as the Board may determine, and the Board may revoke or vary any such appointment at any time for any reason. If any such office becomes vacant for any reason, the vacancy may be filled by the Board.

Section 6.12.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

Section 6.13.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine. Such remuneration may include salary, bonus, commissions, participation in profits, an interest in shares and any other items, or any combination thereof.

Section 6.14.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

Section 6.15.	Conflicts of Interest

6.15.1	Disclosure of Interests. A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

6.15.2

Director May Hold Other Offices. A Director may hold any other office or place of profit with the Company (except that of Auditor) in addition to the office of Director for such period and upon such terms as the Board may determine and may be paid such extra remuneration for so doing (whether by way of salary,

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bonus, commission, participation in profits, an interest in shares or otherwise) as the Board may determine, in addition to such fees and other remuneration, if any, as may be payable to the Director pursuant to these Bye-laws.

6.15.3	Director May Act in Professional Capacity. A Director, or any company or other person with whom a Director is associated, may act in a professional capacity for the Company, and such Director or associated person shall be entitled to remuneration for professional services as if such Director were not a Director; provided that nothing in this Bye-Law shall authorize a Director or any such associated person to act as Auditor to the Company.

6.15.4	Voting by Interested Directors. Subject to these Bye-laws, a Director who is interested in a transaction or other arrangement entered into, or to be entered into, by the Company may:

(a)	vote on any matter relating to the transaction or other arrangement;

(b)	attend a meeting of the Board at which any matter relating to the transaction or other arrangement arises and be included among the Directors present at the meeting for the purposes of a quorum;

(c)	sign a document relating to the transaction or other arrangement on behalf of the Company; and

(d)	do any other thing in his or her capacity as a Director in relation to the transaction or other arrangement, as if the Director were not interested in the transaction or other arrangement.

Section 6.16.	Indemnification and Exculpation of Directors and Officers

6.16.1

The Directors, Secretary and other Officers (such persons to include any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company or any subsidiary or other affiliate thereof, and

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the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company or any subsidiary or other affiliate thereof (such persons to include any employee of the Company or any subsidiary thereof serving at the request of the Company as a trustee or in any other capacity in relation to an employee benefit plan of the Company or any subsidiary or other affiliate thereof), and any person serving at the request of the Company as a director or officer of any subsidiary or other affiliate of the Company, and every one of them (collectively, the “Covered Persons”), and their heirs, executors and administrators (collectively with respect to any Covered Person, his “Related Persons”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses (including fees of counsel, penalties or fines and amounts paid in settlement) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any acts or receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided that, with respect to any Covered Person and his Related Persons, this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Covered Person. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Covered Person on account of any action taken by such Covered Person, or the failure of such Covered Person to take any action, in the performance of his duties with or for the Company or any subsidiary or other

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affiliate thereof; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Covered Person. Each Covered Person and his Related Persons shall be entitled to the benefits of this Section 6.16 with respect to his acts or omissions while serving in the offices or trusts by reason of which he is a Covered Person as provided herein, whether or not his service has ceased. The rights and benefits provided to any Covered Person and his Related Persons by this Section 6.16 shall be enforceable against the Company by such Covered Person and his Related Persons, and each Covered Person shall be presumed to have relied upon them in serving or continuing to serve as a Director, Secretary or other Officer or in any other capacity specified in this Section 6.16. No amendment of these bye-laws shall impair the rights of any Covered Person or his Related Persons at any time with respect to events occurring prior to such amendment.

6.16.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

6.16.3	The Company shall advance moneys to each Covered Person or any of his Related Persons for the costs, charges and expenses (including fees of counsel) incurred by such person in defending or investigating any civil or criminal proceedings against him referenced in Section 6.16.1 (and such person shall be entitled to receive such advances), on condition that such person shall repay the advance if any allegation of fraud or dishonesty is proved against such Covered Person.

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6.16.4	Nothing in these Bye-laws shall prohibit the Company from agreeing to provide indemnification, or to purchase and maintain insurance, for the benefit of any person in relation to any actions, costs, charges, losses, damages and expenses, in each case to the fullest extent permitted by the Act.

6.16.5	For the purposes of this Section 6.16, any person who serves in any office, trust or other capacity in relation to the Company or any subsidiary thereof (or any employee benefit plan of the Company or any subsidiary thereof) shall be deemed to be serving in such capacity “at the request of the Company” and no other evidence of such request shall be necessary in order to establish that such request was made.

ARTICLE VII

MEETINGS OF THE BOARD OF DIRECTORS

Section 7.1.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to a vote at a duly convened meeting of the Board at which a quorum is present shall be carried by the affirmative votes of a majority of the votes cast. In the case of an equality of votes the resolution shall fail and the chairman of the meeting shall not be entitled to a second or casting vote.

Section 7.2.	Notice of Board Meetings

7.2.1	Convening of a Meeting of the Board. At the request of the Chairman or any two Directors, the Secretary shall summon a meeting of the Board.

7.2.2

Notice of Meetings. Notice of a meeting of the Board shall be deemed to be duly given to a Director: (a) in the case of oral communication, at the time of notification, (b) in the case of delivery, by handing the notice to the Director or by delivery of the notice to the address of the Director or any other address given by

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such Director to the Company for this purpose, (c) in the case of posting, three (3) business days after it was posted, (d) in the case of facsimile transmission, when the Company receives a transmission report by the sending machine which indicates that the facsimile was sent in its entirety to the facsimile telephone number given by the Director or (e) in the case of other electronic means, at the time of transmission to an electronic address given by the Director.

Section 7.3.	Electronic Participation in Meetings

Directors may participate in any meeting of the Board or any committee thereof by such electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

Section 7.4.	Quorum at Board Meetings and Adjournment

7.4.1	Quorum. The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the number of Directors then in office, present in person or represented by a duly authorized representative appointed in accordance with the Act. No business may be transacted at a meeting if a quorum is not present.

7.4.2	Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any Board meeting to another time and place. Notice of the time and place of an adjourned meeting need not be given to absent Directors if the time and place is fixed at the meeting adjourned.

Section 7.5.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act only for the purposes of summoning a general meeting of Members or preserving the assets of the Company.

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Section 7.6.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors in attendance, the Chairman, if there be one, and if not, the Chief Executive Officer, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In their absence a Deputy Chairman, if any and present, shall act as chairman and, in the absence of a Deputy Chairman, a chairman shall be appointed by the affirmative votes of a majority of votes cast at the meeting.

Section 7.7.	Written Resolutions

A resolution signed by all the Directors (or by all members of a committee of the Board), which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board (or such committee) duly called and constituted, such resolution to be effective on the date on which the last Director (or committee member) signs the resolution.

Section 7.8.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

ARTICLE VIII

CORPORATE RECORDS

Section 8.1.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

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(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board and meetings of committees of the Board.

Section 8.2.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

Section 8.3.	Form and Use of Seal

8.3.1	Form of Seal. The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda. Nothing in these Bye-laws shall be deemed to require that a seal be affixed to any instrument.

8.3.2	Manner in Which Seal is to be Affixed. Any instrument to which a seal is affixed shall be signed by (a) a Director and the Secretary; (b) any two Directors; or (c) any person or persons appointed by the Board for that purpose; provided that any Director, Officer or Resident Representative may affix the seal of the Company attested by such Director, Officer or Resident Representative’s signature to any authenticated copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director, Officer or Resident Representative.

ARTICLE IX

ACCOUNTS

Section 9.1.	Books of Account

9.1.1	Accounting Records. The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

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(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

9.1.2	Register to be Kept. Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

Section 9.2.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be the 31st of March in each year.

ARTICLE X

AUDITOR AND AUDITS

Section 10.1.	Appointment of Auditor

10.1.1	Appointment of Auditor. Subject to the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company.

10.1.2	Persons Eligible to be Auditor. The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

10.1.3	Annual Audit. Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year (other than the year in which the Company is incorporated).

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Section 10.2.	Remuneration of Auditor

The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine. In the case of an Auditor appointed pursuant to Section 10.6, the remuneration of the Auditor shall be fixed by the Board.

Section 10.3.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

Section 10.4.	Financial Statements

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the Company shall cause financial statements of the Company to be prepared and audited in respect of each financial year determined pursuant to Section 9.2 (or such other period, if any, as may from time to time be fixed by the Board) and are made available to the Members and laid before the Company in general meeting in accordance with the requirements of the Act.

Section 10.5.	Distribution of Auditor’s report

The report of the Auditor shall be submitted to the Members in a general meeting.

Section 10.6.	Vacancy in the Office of Auditor

If the office of Auditor becomes vacant by the resignation or death or the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the vacancy thereby created shall be filled in accordance with the Act.

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Section 10.7.	Duties of Auditor

10.7.1	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

10.7.2	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

ARTICLE XI

BUSINESS COMBINATIONS

Section 11.1.	Business Combinations

11.1.1	Necessary Approval for Business Combination. The Company shall not engage in any Business Combination unless such Business Combination has been approved in advance by a resolution of the Board and, after approval by the Board and its recommendation of such transaction to the Members, by a resolution of the Members passed in a general meeting by the affirmative votes of a majority of the votes cast by those Members entitled to vote and voting on the matter.

11.1.2	Definition of Business Combination. In this Section 11.1, “Business Combination” means:

(a)	any amalgamation, merger, consolidation, scheme of arrangement or similar transaction involving the Company, other than any such transaction in which the Members immediately prior to such transaction

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will hold, directly or indirectly, immediately following such transaction, voting securities representing a majority of the voting power of all outstanding voting securities of the resulting, surviving or continuing entity (including the Company, if it is such entity);

(b)	any sale or other transfer by the Company, in a single transaction or series of related transactions, to one person or a group (as defined in Rule 13d-3 of the U.S. Securities Exchange Act of 1934) of securities representing a majority of the voting power of all outstanding voting securities of the Company after giving effect to such transfer; or

(c)	any sale or other disposition of all or substantially all of the assets of the Company and its consolidated subsidiaries, taken as a whole, to any person or persons in a single transaction or a series of related transactions (including any disposition of securities of subsidiaries having all or substantially all such assets).

In this Section 11.1, “voting securities” of an entity means securities carrying the right to vote regularly in the election of directors or other governing body of such entity.

ARTICLE XII

VOLUNTARY WINDING-UP AND DISSOLUTION

Section 12.1.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

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ARTICLE XIII

CHANGES TO CONSTITUTION

Section 13.1.	Changes to Bye-laws

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made unless the same has been approved in advance by a resolution of the Board and, after approval by the Board and its recommendation of such rescission, alteration, amendment or new Bye-law to the Members, by a resolution of the Members including the affirmative votes of a majority of the votes cast by those Members entitled to vote and voting on such rescission, alteration, amendment or new Bye-law.

Section 13.2.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

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SCHEDULE A

Notice of Liability to Forfeiture for Non-Payment of Call

MF Global Ltd. (the “Company”)

You have failed to pay the call of [amount of call] made on the [    ] day of [    ], 200[    ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [    ] day of [    ], 200[    ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [    ] per annum computed from the said [    ] day of [    ], 200[    ] at the [registered office of the Company] [insert address of other location], the share(s) will be liable to be forfeited.

Dated this [    ] day of [    ], 200[    ]

[Signature of Secretary] By Order of the Board

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SCHEDULE B

Transfer of a Share or Shares

MF Global Ltd. (the “Company”)

FOR VALUE RECEIVED……………….[amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of MF Global Ltd.

DATED this [    ] day of [    ], 200[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

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SCHEDULE C

Transfer by a person Becoming Entitled on Death/Bankruptcy of a Member

MF Global Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member], instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [    ] day of [    ], 200[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

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SCHEDULE D

Proxy

MF Global Ltd. (the “Company”)

I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote [all] [number] of such shares for me/us at the meeting of the Members to be held on the [    ] day of [    ], 200[    ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [    ] day of [    ], 200[    ]

Member(s)